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                                                                   Exhibit 3.37

                                 CERTIFICATE OF
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                US OFFICE PRODUCTS, UPPER MID-WEST DISTRICT, INC.

         The undersigned, Mark D. Director, the Vice President of US Office Products, Upper Mid-West District, Inc., a corporation subject to the provisions of Chapter 302A, Minnesota Statutes, hereby certifies that pursuant to a unanimous written consent of the Shareholder and Board of Directors, acting pursuant to Minnesota Statutes, Section 302A.441 and 302A.239, Subd. 1, effective September 25, 1998, resolutions as hereinafter set forth were adopted:

       RESOLVED, that the Articles of Incorporation of US Office Products, Upper Mid-West District, Inc. be and the same are hereby amended in their entirety to read as follows:

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                US OFFICE PRODUCTS, UPPER MID-WEST DISTRICT, INC.

         The following Amended and Restated Articles of Incorporation shall supercede and take the place of the existing Articles of Incorporation and all amendments thereof:

                                ARTICLE 1 - NAME

1.1) The name of the corporation shall be US Office Products, Upper Mid-West District, Inc.

                     ARTICLE 2 - REGISTERED OFFICE AND AGENT

2.1) The location and post office address of the registered office of the corporation shall be 405 Second Avenue South, Minneapolis, Minnesota 55401 and the registered agent at the above listed address is C T Corporation System.

                               ARTICLE 3 - PURPOSE

3.1)     The corporation is organized for general business purposes.

                              ARTICLE 4 - DURATION

4.1)     The duration of the corporation shall be perpetual.